  EXHIBIT 10.1

PROMISSORY NOTE

As of November 6, 2015	$250,000

FOR VALUE RECEIVED, the undersigned, (the "Maker"), hereby promises to pay to the order of C. Lawrence Rutstein (the "Payee"), the principal sum of $250,000 pursuant to the terms and conditions set forth herein.

PAYMENT OF PRINCIPAL. The principal amount of this Promissory Note (the "Note") and any accrued but unpaid interest shall be due and payable at the earlier to occur of: 1) 180 days from the date hereof and; 2) the consummation of a financing by Maker with gross proceeds to the Company of no less than $1,000,000.

INTEREST. This Note shall bear interest at a rate of 8% per annum accruing from the date hereof and payable to the Payee on a monthly basis.

PREPAYMENT. The Maker shall have the right at any time and from time to time to prepay this Note in whole or in part without premium or penalty.

REMEDIES. No delay or omission on part of the holder of this Note in exercising any right hereunder shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The rights and remedies of the Payee shall be cumulative and may be pursued singly, successively, or together, in the sole discretion of the Payee.

GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the laws of the State of Florida.

SUCCESSORS: All of the foregoing is the promise to Maker and shall bind Maker and Maker's successors, heirs and assigns; provided, however, that Maker may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the holder of this Note.

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the day and year first above written.

MAKER:	/s/ Bobby Bliar
Multimedia Platforms, Inc.
Bobby Blair, Chief Executive Officer

PAYEE:	/s/ C. Lawrence Rutstein
C. Lawrence Rutstein